Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post Effective Amendment No. 3 to the Registration Statement of AmeriFirst Fund I, LLC on Form S-1 (No. 333-98651) of our report dated November 26, 2003 (except for Note 4(B), which is December 23, 2003), relating to AmeriFirst Fund I, LLC's financial statements, which report includes an explanatory paragraph as to an uncertainty with respect to the Fund's ability to continue as a going concern, appearing in the Prospectus, which is a part of such Registration Statement, and to the use of our name as it appears under the caption "Experts".


/s/ Marcum & Kliegman LLP
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Marcum & Kliegman LLP

New York, NY
April 16, 2004